Exhibit 99.1
Form of Restricted Stock Agreement for Non-Employee Directors
DELL INC.
Restricted Stock Agreement

Recipient:	Date of Grant:
Identification No.:	Number of Shares:
Dell Inc., a Delaware Corporation (the “Company”), is pleased to grant you shares of the Company’s common stock, subject to the restrictions described below. The number of shares awarded to you (the “Shares”) is stated above. This award is subject to the following terms and conditions.
Restrictions and Shares– The Shares are subject to the following restrictions (referred to herein as the “Restrictions”):
Transfer Restrictions — You may not sell, assign, transfer, pledge or otherwise dispose of any Shares with respect to which the Restrictions have not lapsed as described below.
Forfeiture Restrictions — If you cease to be a director for any reason other than your death or Permanent Disability (as defined in the Plan described below), you will forfeit any Shares with respect to which the Restrictions have not lapsed as described below. Any Shares that are forfeited shall be returned to the Company and cancelled, and all of your rights to those Shares will terminate, without any payment of consideration by the Company.
Lapse of Restrictions – The Restrictions will lapse with respect to the Shares in accordance with the following schedule:

Number	Date

Notwithstanding the above, if you cease to be a director by reason of your death or Permanent Disability, the Restrictions will lapse immediately and automatically with respect to all Shares upon such termination.
Ownership of Shares – The Company will issue the Shares in your name in the form of an entry into a share memo account with the Company’s stock transfer agent. The account will show that the Shares are subject to the Restrictions. Subject to the terms and conditions described herein, you shall be entitled to all the rights of beneficial ownership of the Shares while they are held in the share memo account, including the right to vote the Shares and to receive dividends if, as and when declared by the Company’s Board of Directors.
Until the Restrictions have lapsed or the Shares are forfeited and cancelled, the Shares shall be held in the share memo account and you shall not be entitled to receive certificates representing the Shares. After the Restrictions have lapsed with respect to Shares, you (or, in the case of your death or Permanent Disability, your legal representatives, legatees, distributees or guardian) shall have the right to have such Shares certificated and transferred in accordance with the transfer agent’s procedures generally applicable to all stockholders.
In order to facilitate the transfer back to the Company of any Shares that are forfeited and cancelled as described herein, you must sign and deliver the attached stock power for the Shares to the Company’s Stock Option Administration Department. Upon the forfeiture of Shares, such Shares will be transferred back to the Company pursuant to such stock power and cancelled.
Agreement With Respect to Taxes — You must pay any taxes that are required to be withheld by the Company. You may pay such amounts in cash or make other arrangements satisfactory to the Company for the payment of such amounts. You agree that if you do not pay, or make arrangements for the payment of, such amounts, the Company, to the fullest extent permitted by law, shall have the right to deduct such amounts from any payments of any kind otherwise due to you and shall have the right to withhold from Shares for which Restrictions have lapsed the number of Shares having an aggregate market value at that time equal to the amount you owe.

Black-Out Periods— In order to minimize the potential for prohibited “insider” trading, the Company may establish periods from time to time during which you may not engage in transactions involving the Company’s stock (“Black-Out Periods”). Notwithstanding any other provisions herein, Restrictions will not lapse with respect to any Shares during an applicable Black-Out Period and the applicable period during which Shares shall be subject to the Restrictions shall be extended until the end of such Black-Out Period.
Incorporation of Plan — This award is granted under the Company’s 2002 Long-Term Incentive Plan and is governed by the terms of the Plan in addition to the terms and conditions stated herein. All terms used herein with their initial letters capitalized shall have the meanings given them in the Plan unless otherwise defined herein. A copy of the Plan is available upon request from the Company’s Stock Option Administration Department.
Prospectus — You may at any time obtain a copy of the prospectus related to your purchase of Dell common stock pursuant to this Share award agreement by accessing the prospectus at http://inside.us.dell.com/legal/corporate.htm. Additionally, you may request a copy of the prospectus free of charge from the Company by contacting Stock Option Administration in writing at Stock Option Administration, One Dell Way, Mail Stop 8038, Round Rock, Texas 78682, (512) 728-8644 or by e-mail at Stock_Option_Administrator @dell.com.
Data Privacy Consent — As a condition of the grant of the Shares, you consent to the collection, use and transfer of personal data as described in this paragraph. You understand that the Company and its Subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number, nationality, any shares of common stock held in the Company, and details of all options or other entitlements to shares of common stock awarded, cancelled, exercised, vested, or unvested (“Data”). You further understand that the Company and its Subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of common stock on your behalf, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of common stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to it.
Notice — You agree that notices may be given to you in writing either at your home address as shown in the records of the Company or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the Company’s normal process for communicating electronically with its directors.
Acceptance of Terms and Conditions — This award will not be effective until you have acknowledged and agreed to the terms and conditions set forth herein by executing this agreement in the space provided below and returning it to the Company’s Stock Option Administration Department.
Awarded subject to the terms and conditions stated above:

DELL INC.		Accepted under the terms and conditions stated above

By:	/s/ Dominick DiCosimo Dominick DiCosimo, VP, Global HR Operations	Recipient’s Signature